Exhibit 107.1
Calculation of Filing Fee Table
Form
S-8
(Form Type)
Rambus Inc.
(Exact name of registrant as specified in its charter)
Table 1 - Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

(1)	Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2015 Equity Incentive Plan	Other	5,210,000	$62.33	$324,739,300	0.0001531	$49,717.59

	Total Offering Amounts					$324,739,300		$49,717.59

	Total Fee Offsets							—

	Net Fee Due							$49,717.59

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s common stock (“Common Stock”) that become issuable under the Registrant’s 2015 Equity Incentive Plan (the “2015 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $62.33 per share, which is the average of the high and low prices of Common Stock, as reported on The NASDAQ Global Select Market on February 14, 2025.